Exhibit 10.1

OLYMPIC STEEL, INC.

October 28, 2025

BY ELECTRONIC MAIL

Michael D. Siegal:

Re:	Good Reason Waiver Letter Agreement

Dear Mr. Siegal,

As you are aware, Olympic Steel, Inc., an Ohio corporation (the “Company”), is negotiating an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into concurrently herewith between the Company and Ryerson Holding Corporation, a Delaware corporation (the “Parent”), pursuant to which, upon the consummation of the transactions contemplated therein, the Company would be merged with and into a subsidiary of Parent and the Company and each of its direct and indirect subsidiaries will become directly and indirectly wholly owned subsidiaries of the Parent (the “Merger”). The purpose of this letter is to memorialize our mutual understanding regarding your continued employment with the combined companies following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”). In connection with, and upon the occurrence of, the Closing, you will be appointed as the Chairman of Ryerson Holding Corporation and will have duties and responsibilities typically associated with such title, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time. If the Merger is not consummated for any reason, this letter agreement will be void ab initio.

Upon your appointment as the Chairman of Ryerson Holding Corporation, you will remain eligible to receive the same annual rate of base salary of $500,000. Your base salary may be adjusted at the sole discretion of the Board of Directors of Parent or an authorized committee thereof from time to time, provided, however, in no event shall your annual rate of base salary be reduced below $500,000 without your written consent. Such base salary shall be in lieu of any other board compensation.

By signing below and subject to, and in consideration for, your appointment as Chairman of Ryerson Holding Corporation, you acknowledge and agree that you fully and voluntarily waive your rights to submit a notice of “Good Reason” termination and/or to claim severance or other benefits in connection with such appointment or any change, individually or collectively, in your reporting structure, authority, duties, position, or responsibilities as a result of your appointment, under that certain Management Retention Agreement entered into between the Company and you (the “Retention Agreement”), or with respect to any of your outstanding awards subject to the Amended and Restated Olympic Steel, Inc. 2007 Omnibus Incentive Plan, as may be amended from time to time (together, the “Incentive Plans”), and the applicable award agreements issued to you thereunder, or any other agreement to which you are a party with the Company or any of its subsidiaries or any other plan or policy maintained by the Company or any of its subsidiaries.

Except as otherwise modified herein, each of the Retention Agreement, the Incentive Plans, and the awards agreements issued to you thereunder, and any other agreement to which you are a party with the Company or any of its subsidiaries shall remain in full force and effect in accordance with its existing terms and you will retain your rights thereunder as to any future changes not described in this letter agreement, except that “Good Reason” is to be measured against the reporting structure, authority, duties, position, and responsibilities assigned to at closing you in connection with your appointment as Chairman of Ryerson Holding Corporation. You acknowledge and agree that, upon the consummation of the Closing, Parent shall be a third-party beneficiary to this letter, with full rights to enforce this letter agreement and the matters documented herein

This letter agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed in that state, without regard to conflict of law rules, and the exclusive venue of any legal proceeding concerning or arising under this letter agreement shall be the state and federal district courts that are located in the State of Ohio and you hereby waive any right to trial by jury in connection with any dispute arising under or concerning this letter agreement. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

To confirm your agreement with the foregoing, please execute both copies of this letter agreement where indicated below and return one executed copy to Mark S. Silver, Executive Vice President, General Counsel and Chief HR Officer of Parent, and retain one copy for your files.

Sincerely,

OLYMPIC STEEL, INC.

By:	/s/ Richard A. Manson

Name:	Richard A. Manson
Title:	Chief Financial Officer

RYERSON HOLDING CORPORATION

By:	/s/ Edward J. Lehner

Name:	Edward J. Lehner
Title:	Chief Executive Officer

Agreed and accepted as of October 28, 2025:

/s/ Michael D. Siegal
Michael D. Siegal